Exhibit 99.1

OfficeMax

263 Shuman Blvd

Naperville, IL 60563

News Release

Media Contact	Investor Relations Contacts
Bill Bonner	Mike Steele	Tony Giuliano
630 864 6066	630 864 6826	630 864 6820

OFFICEMAX REPORTS FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS
WHICH INCLUDE SIGNIFICANT NON-CASH IMPAIRMENT CHARGES

NAPERVILLE, Ill., February 18, 2009 — OfficeMax® Incorporated (NYSE: OMX) today announced the results for its fourth quarter and fiscal year ended December 27, 2008.  Total sales decreased 14.3% in the fourth quarter of 2008 to $1,883.1 million compared to the fourth quarter of 2007, while total sales decreased 9.0% for the full year 2008 to $8,267.0 million compared to the full year 2007.  For the fourth quarter of 2008, OfficeMax reported a net loss of $396.0 million, or $5.21 per diluted share, compared to net income of $70.5 million, or $0.92 per diluted share, in the fourth quarter of 2007.  For the full year 2008, OfficeMax reported a net loss of $1,661.6 million, or $21.90 per diluted share, compared with net income of $203.4 million, or $2.66 per diluted share, in 2007.

Net loss in the fourth quarter of 2008 includes a pre-tax $429.1 million ($392.0 million after-tax) non-cash charge recorded among the Contract and Retail segments related to impairment of goodwill, trade names, and store fixed assets, with a corresponding $6.5 million of non-cash minority interest (after-tax) impact related to our Mexico joint venture; a pre-tax $3.2 million ($1.9 million after-tax) non-cash impairment-related interest expense charge on the securitization notes payable related to the Lehman Brothers Holdings Inc. (“Lehman”) guaranteed installment notes; and a pre-tax $16.6 million ($10.5 million after-tax) charge, which was included in Contract, Retail, and Corporate for field/corporate reductions in force and certain store and site leases.  Net income for the fourth quarter of 2007 included a pre-tax $32.4 million ($20.4 million after-tax) benefit related to the legacy additional consideration agreement with Boise Cascade, L.L.C.

The company has calculated adjusted income/loss and earnings/loss per share which are non-GAAP financial measures that exclude the effect of certain impairment items and other charges described in footnotes to the accompanying financial statements.  A reconciliation to the company’s GAAP financial results is included in this press release.

Adjusted net income in the fourth quarter of 2008 was $1.9 million, or $0.02 per diluted share, compared to $50.1 million, or $0.65 per diluted share in the fourth quarter of 2007.  For the full year 2008, adjusted net income was $100.1 million, or $1.30 per diluted share, down from $184.1 million, or $2.41 per diluted share, in 2007.

Sam Duncan, Chairman and CEO of OfficeMax, said, “Our fourth quarter results reflect the deteriorating economic environment we operated in for both our Contract and Retail segments.  However, we proactively reduced costs and focused on strong capital management.  We are pleased with our improvements in working capital and our efforts to minimize expenditures, and are confident that our cash position and existing access to capital will carry us through this challenging economic environment.”

Non-Cash Impairment Item

As previously announced in the second quarter of 2008, OfficeMax reduced the carrying value of goodwill and other intangible assets due to impairment based on management’s evaluation of the company’s sustained low stock price and reduced market capitalization, macroeconomic factors impacting industry conditions, actual recent results and forecasted operating performance, as well as other factors.  Many of these same factors continued to worsen in the fourth quarter of 2008, which required the company to assess the carrying value of acquired goodwill and other assets for impairment.  The company determined that the carrying value of goodwill and certain other assets were above the fair value and, as a result, recorded an additional non-cash impairment charge.  The components of the fourth quarter of 2008 pre-tax $429.1 million non-cash impairment charge consist of $351.5 million for goodwill, $27.1 million for trade names, and $50.5 million for store fixed assets.  Of this non-cash charge, $351.5 million is reported in the Contract segment and $77.6 million is reported in the Retail Segment.  The $6.5 million minority interest income impact reflected our venture partner’s share of the portion of fixed asset impairment charges recorded at our Mexico joint venture.

Contract Segment Results

OfficeMax Contract segment sales decreased 18.4% to $953.9 million in the fourth quarter of 2008 compared to the fourth quarter of 2007, reflecting a U.S. Contract operations sales decline of 15.4%, and an International Contract operations sales decline of 25.4% in U.S. dollars (a sales decrease of 5.1% in local currencies).  U.S. Contract sales declined in the fourth quarter compared to the prior year period primarily due to weaker sales from existing corporate accounts, our continued discipline in large corporate account acquisition and retention, and lower sales from small market customers.  For the full year 2008, Contract segment sales decreased 10.5% to $4,310.0 million compared to the prior year, reflecting a U.S. Contract operations sales decline of 13.8%, and an International Contract operations sales decline of 1.7% in U.S. dollars (a sales decrease of 2.4% in local currencies).

Contract segment gross margin was relatively constant in the fourth quarter of 2008 at 21.6%, compared to 21.7% in the fourth quarter of 2007.  Contract segment operating expense as a percentage of sales increased to 19.3% in the fourth quarter of 2008 from 17.3% in the fourth quarter of 2007.  This was primarily due to deleveraging of fixed operating expenses from lower sales.

Contract segment operating loss was $335.8 million in the fourth quarter of 2008, including $351.5 million of non-cash impairment charges and a $6.9 million charge for field/corporate reductions in force.  In the fourth quarter of 2008, Contract segment adjusted operating income decreased to $22.6 million, or 2.3% of sales, compared to operating income of $52.0 million, or 4.4% of sales, in the fourth quarter of 2007.  For the full year 2008, Contract segment operating loss was $657.5 million, including $815.5 million of non-cash impairment charges; and other items consisting primarily of charges for field/corporate reductions in force.  Contract segment adjusted operating income was $167.3 million, or 3.9% of sales, compared to operating income of $207.9 million, or 4.3% of sales, in 2007.

Retail Segment Results

OfficeMax Retail segment sales decreased 9.7% to $929.2 million in the fourth quarter of 2008 compared to the fourth quarter of 2007, reflecting a same-store sales decrease of 13.6% partially offset by sales from new stores.  Retail same-store sales for the fourth quarter of 2008 declined across all major product categories due to weaker small business and consumer spending.  For the full year 2008, OfficeMax Retail segment sales decreased 7.2% to $3,957.0 million compared to 2007, reflecting a same-store sales decrease of 10.8%, partially offset by sales from new stores.

Retail segment gross margin decreased to 27.0% in the fourth quarter of 2008 from 30.0% in the fourth quarter of 2007, primarily due to deleveraging of fixed occupancy costs from the same-store sales decrease and new stores, and a sales mix shift to a higher percentage of lower-margin technology category sales.  Retail segment operating expense as a percentage of sales increased to 27.0% in the fourth quarter of 2008 from 26.2% in the fourth quarter of 2007.  This was primarily due to deleveraging of expenses from the same-store sales decrease and the addition of new stores, partially offset by reduced payroll, store pre-opening, and advertising expenses.

Retail segment operating loss was $83.0 million in the fourth quarter of 2008.  The fourth quarter operating loss includes $77.6 million of non-cash impairment charges and a $5.4 million charge related to certain store and site leases and field/corporate reductions in force.  Retail segment adjusted operating income was break even, compared to operating income of $39.1 million, or 3.8% of sales, in the fourth quarter of 2007.  For the full year 2008, Retail segment operating loss was $505.1 million in 2008, including $548.9 million of non-cash impairment charges and other items related primarily to certain store and site leases and field/corporate reductions in force.  Retail segment adjusted operating income was $61.2 million, or 1.5% of sales, in 2008, compared to operating income of $173.7 million, or 4.1% of sales, in 2007.

OfficeMax ended 2008 with a total of 1,022 retail stores, consisting of 939 retail stores in the U.S. and 83 retail stores in Mexico.  During the fourth quarter of 2008, OfficeMax opened 8 retail stores in the U.S. and 1 in Mexico, and closed 5 stores in the U.S. and 1 in Mexico.  During 2008, OfficeMax opened 43 retail stores in the U.S. and 17 in Mexico, and closed 12 stores in the U.S. and 2 in Mexico.

Corporate and Other Segment Results

The OfficeMax Corporate and Other segment includes support staff services and certain other expenses that are not fully allocated to the Retail and Contract segments.  Corporate and Other segment operating expense was $12.0 million in the fourth quarter of 2008, including a $4.3 million charge for field/corporate reductions in force.

Balance Sheet and Cash Flow

As of December 27, 2008, OfficeMax had total debt of $354.4 million, excluding $1,470.0 million of timber securitization notes, which have recourse limited to the timber installment notes receivable and related guarantees.  As of December 27, 2008, OfficeMax had $170.8 million in cash and cash equivalents, and $547 million in available (unused) borrowing capacity under its $700 million revolving credit facility.  The company’s unused borrowing capacity as of December 27, 2008 reflects an available borrowing base of $614 million, no outstanding borrowings, and $67 million of letters of credit issued under the revolving credit facility.

For the full year 2008, OfficeMax generated $223.7 million of cash from operations due to good working capital management.  By comparison, working capital in 2007 included several unique items that we have disclosed previously.  OfficeMax invested $144.0 million for capital expenditures in 2008.  OfficeMax expects capital expenditures for full year 2009 to be in the range of $50 million to $70 million.

In the fourth quarter of 2008, OfficeMax made accelerated tax payments of approximately $30 million related to one-half of the gain realized on the 2004 timberlands sale transaction due to the Lehman bankruptcy.  The company anticipates that no further payments will be required on that half of the gain as we were able to utilize tax credits and other items to offset the remainder of the tax liability.

Outlook

Given the projected weak economic outlook, OfficeMax is cautious in its expectations for 2009.  The company expects sales to decline in 2009 on a year-over-year basis as a result of the difficult economic environment.  In addition, the company will be cycling significant expense reductions.  As a result of these factors, and based on the current outlook, OfficeMax expects continued deleveraging of costs and expenses in 2009.

Mr. Duncan concluded, “Total sales to-date in 2009 have declined slightly greater than the 14.3% we experienced in our fourth quarter, and we anticipate sales will decline on a year-over-year basis for full year 2009.  Despite the challenging economic environment, we remain committed to managing

OfficeMax for the long-term and positioning the company for growth when the economic environment improves.  We are placing a premium on maintaining positive cash flow through tight cost controls and conservative working capital management in the near term.  We expect cash flow from operations to exceed capital expenditures in 2009.  We also believe that our needs to access our revolving line of credit will be limited to seasonal periods, and expect to have little or no borrowings outstanding under the facility at year end.”

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future.  Management believes that these forward-looking statements are reasonable.  However, the company cannot guarantee that future events will not impact the company’s access to cash or the funds available under its revolving credit facility, that it will successfully execute its turnaround plans, or that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them.  These statements are based on current expectations and speak only as of the date they are made.  The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.  Important factors regarding the company which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 29, 2007, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

Conference Call Information

OfficeMax will host a webcast and conference call with analysts and investors to review its fourth quarter and full year 2008 financial results today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).

The live audio webcast of the conference call can be accessed via the Internet by visiting the Investors section of the OfficeMax website at http://investor.officemax.com.  The webcast will be archived and available online for one year following the call and will be posted on the “Presentations” page located within the Investors section of the OfficeMax website.  To access the conference call, dial (800) 374-0165; international callers should dial (706) 634-0995.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products.  The OfficeMax mission is simple. We help our customers do their best work.  The company provides office supplies and paper, in-store print and document services through OfficeMax ImPress®, technology products and solutions, and furniture to consumers and to large, medium and small businesses.  OfficeMax customers are served by over 30,000 associates through direct sales, catalogs, e-commerce and more than 1,000 stores.  To find the nearest OfficeMax, call 1-877-OFFICEMAX.  For more information, visit www.officemax.com.

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OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(thousands)

	December 27,	December 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$170,779	$152,637
Receivables, net	566,846	720,878
Inventories	949,401	1,088,312
Deferred income taxes and receivables	105,140	185,070
Other current assets	62,850	57,804
Total current assets	1,855,016	2,204,701

Property and equipment:
Property and equipment	1,289,279	1,279,609
Accumulated depreciation	(798,551)	(698,954)
Property and equipment, net	490,728	580,655

Goodwill and intangible assets, net	81,793	1,416,524
Timber notes receivable	899,250	1,635,000
Deferred income taxes	436,183	—
Other non-current assets	410,613	446,888

Total assets	$4,173,583	$6,283,768

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$64,452	$49,024
Income taxes payable	18,288	33,887
Accounts payable	755,797	861,285
Accrued liabilities and other	358,934	426,513
Total current liabilities	1,197,471	1,370,709

Long-term debt:
Long-term debt, less current portion	289,922	349,421
Timber notes securitized	1,470,000	1,470,000
Total long-term debt	1,759,922	1,819,421

Other long-term obligations:
Compensation and benefits	502,447	200,283
Deferred income taxes	—	154,362
Other long-term liabilities	401,869	428,379
Total other long-term liabilities	904,316	783,024

Minority interest	21,871	32,042

Shareholders’ equity:
Preferred stock	42,565	49,989
Common stock	189,943	188,481
Additional paid-in capital	925,328	922,414
Retained earnings (deficit)	(600,095)	1,095,950
Accumulated other comprehensive income (loss)	(267,738)	21,738

Total shareholders’ equity	290,003	2,278,572

Total liabilities and shareholders’ equity	$4,173,583	$6,283,768

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited)

(thousands, except per-share amounts)

	Quarter Ended
	December 27,	December 29,
	2008	2007

Sales	$1,883,108	$2,198,072
Cost of goods sold and occupancy costs	1,426,564	1,634,848
Gross profit	456,544	563,224

Operating and other expenses:
Operating and selling expenses	363,927	400,492
General and administrative expenses	77,635	74,835
Goodwill and other asset impairments (a)	429,122	—
Other operating, net (b)	16,577	—
Total operating and other expenses	887,261	475,327

Operating income (loss)	(430,717)	87,897

Other income (expense):
Interest expense (c)	(24,497)	(29,976)
Interest income	10,664	21,313
Other, net (d)	(801)	32,546

Income (loss) before income taxes and minority interest	(445,351)	111,780
Income tax (expense) benefit	41,001	(39,613)

Income (loss) before minority interest	(404,350)	72,167
Minority interest, net of income tax (a)	9,178	(698)

Net income (loss)	(395,172)	71,469

Preferred dividends	(824)	(1,014)

Net income (loss) applicable to common shareholders	$(395,996)	$70,455

Basic income (loss) per common share	$(5.21)	$0.93

Diluted income (loss) per common share	$(5.21)	$0.92

Weighted Average Shares
Basic	75,954	75,385
Diluted	75,954	76,602

(a)  Fourth quarter of 2008 includes non-cash impairment charges of $351.5 million and $77.6 million recorded in our Contract and Retail segments, respectively. The charges relate to impairment of goodwill, trade names and fixed assets and include a $103.8 million charge related to the finalization of the Company’s estimated impairment charge recorded in the second quarter of 2008. The charges in the Retail segment also include a $6.5 million minority interest impact reflecting our venture partner’s share of fixed asset impairment charges recorded at our Mexico joint venture. The cumulative effect of these items reduced net income by $385.5 million, or $5.07 per diluted share.

(b)  Fourth quarter of 2008 includes a $16.6 million charge for severance and the termination of certain store and site leases. These charges are recorded by segment in the following manner: Contract $6.9 million, Retail $5.4 million and Corporate $4.3 million. Together, these items reduced net income by $10.5 million, or $0.13 per diluted share.

(c)  Fourth quarter of 2008 includes $3.2 million related to the timber installment notes receivable due from Lehman (“installment notes”). Additional interest expense resuted when we stopped accruing interest income on the installment notes as of the last interest payment date (April 29, 2008), while continuing to accrue interest expense on the Lehman guaranteed securitization notes payable until the default date (October 29, 2008). The additional interest expense will only be paid if the corresponding interest income is recovered from Lehman on the installment notes, which we do not expect to occur. This item reduced net income by $1.9 million, or $0.03 per diluted share.

(d)  Fourth quarter of 2007 includes income of $32.4 million related to the additional consideration agreement with Boise Cascade L.L.C., which was terminated in the first quarter of 2008. This item increased net income by $20.4 million, or $0.27 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited)

(thousands, except per-share amounts)

	Year Ended
	December 27,	December 29,
	2008	2007

Sales	$8,267,008	$9,081,962
Cost of goods sold and occupancy costs	6,212,591	6,771,657
Gross profit	2,054,417	2,310,305

Operating and other expenses:
Operating and selling expenses	1,555,615	1,633,606
General and administrative expenses	306,940	332,528
Goodwill and other asset impairments (a), (b)	2,100,212	—
Other operating, net (c)	27,851	—
Total operating and other expenses	3,990,618	1,966,134

Operating income (loss)	(1,936,201)	344,171

Other income (expense):
Interest expense (b)	(113,641)	(121,271)
Interest income	57,564	87,940
Other, net (d), (e)	19,878	26,687

Income (loss) before income taxes and minority interest	(1,972,400)	337,527
Income tax (expense) benefit	306,481	(125,282)

Income (loss) before minority interest	(1,665,919)	212,245
Minority interest, net of income tax (a), (f)	7,987	(4,872)

Net income (loss)	(1,657,932)	207,373

Preferred dividends	(3,663)	(3,961)

Net income (loss) applicable to common shareholders	$(1,661,595)	$203,412

Basic income (loss) per common share	$(21.90)	$2.70

Diluted income (loss) per common share	$(21.90)	$2.66

Weighted Average Shares
Basic	75,862	75,274
Diluted	75,862	76,374

(a)  In 2008, the Company recorded non-cash impairment charges of $815.5 million and $548.9 million in the Contract and Retail segments, respectively. The charges relate to impairment of goodwill, trade names and fixed assets and include a $6.5 million minority interest impact reflecting our venture partner’s share of fixed asset impairment charges recorded at our Mexico joint venture. The cumulative effect of these items reduced net income by $1,294.7 million, or $17.05 per diluted share.

(b)  In 2008, a $735.8 million non-cash impairment-related charge was recorded in the Corporate and Other segment related to the timber installment notes receivable due from Lehman (“installment notes”). In addition, we stopped accruing interest income on the installment notes as of the last interest payment date (April 29, 2008), while continuing to accrue interest expense on the Lehman guaranteed securitization notes payable until the default date (October 29, 2008). This resulted in $20.4 million of additional interest expense that will only be paid if the corresponding interest income is recovered from Lehman on the installment notes, which we do not expect to occur. The cumulative effect of these items was a reduction of net income by $462.0 million, or $6.08 per diluted share.

(c)  In 2008, $27.9 million of charges were recorded for severance and the termination of certain store and site leases. These charges are recorded by segment in the following manner: Contract $9.3 million, Retail $17.4 million and Corporate $1.2 million. The cumulative effect of these items was a reduction of net income by $17.5 million, or $0.23 per diluted share.

(d)  Other, net includes a $20.5 million unusual item related to the company’s investment in Boise Cascade, L.L.C., primarily from their sale of a majority interest in their paper and packaging and newsprint business completed during the first quarter of 2008. This item increased net income by $12.5 million, or $0.16 per diluted share.

(e)  Fourth quarter of 2007, includes income of $32.4 million related to the Boise Holdings additional consideration agreement terminated in early 2008. This item increased net income by $20.4 million, or $0.27 per diluted share.

(f)  First quarter of 2007 includes $1.1 million item related to the sale of OfficeMax’s Contract operations in Mexico to Grupo OfficeMax, our 51% owned joint venture. This item reduced net income by $1.1 million, or $0.01 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(thousands)

	Year Ended
	December 27,	December 29,
	2008	2007

Cash provided by operations:
Net income (loss)	$(1,657,932)	$207,373
Items in net income (loss) not using (providing) cash:
Depreciation and amortization	142,896	131,573
Non-cash impairment charges	2,114,044	—
Non-cash deferred taxes on impairment charges	(357,313)	—
Other	(5,502)	39,062
Changes other than from acquisitions of business:
Receivables and inventory	218,284	(142,705)
Accounts payable and accrued liabilities	(136,208)	(228,269)
Income taxes and other	(94,592)	63,570
Cash provided by operations	223,677	70,604

Cash used for investment:
Expenditures for property and equipment	(143,968)	(140,843)
Proceeds from sale of assets	11,592	3,234
Proceeds from sale of restricted investments	20,252	—
Acquisition of businesses	—	(1,325)
Cash used for investment	(112,124)	(138,934)

Cash used for financing:
Cash dividends paid	(47,477)	(49,103)
Changes in debt, net	(39,990)	(11,554)
Other	1,333	(1,968)
Cash used for financing	(86,134)	(62,625)

Effect of exchange rates on cash and cash equivalents	(7,277)	1,522
Increase (decrease) in cash and cash equivalents	18,142	(129,433)
Cash and cash equivalents at beginning of period	152,637	282,070

Cash and cash equivalents at end of period	$170,779	$152,637

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited)

(thousands, except per-share amounts)

	Quarter Ended
	December 27, 2008			December 29, 2007
	As		As	As		As
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted

Sales	$1,883.1	$—	$1,883.1	$2,198.0	$—	$2,198.0
Cost of goods sold and occupancy costs	1,426.6	—	1,426.6	1,634.8	—	1,634.8
Gross profit	456.5	—	456.5	563.2	—	563.2

Operating and other expenses:
Operating and selling expenses	363.9	—	363.9	400.5	—	400.5
General and administrative expenses	77.6	—	77.6	74.8	—	74.8
Goodwill and other asset impairments (a)	429.1	(429.1)	—	—	—	—
Other operating, net (b)	16.6	(16.6)	—	—	—	—
Total operating and other expenses	887.2	(445.7)	441.5	475.3	—	475.3

Operating income (loss)	(430.7)	445.7	15.0	87.9	—	87.9

Other income (expense):
Interest expense (c)	(24.5)	3.2	(21.3)	(30.0)	—	(30.0)
Interest income	10.6	—	10.6	21.3	—	21.3
Other, net (d)	(0.8)	—	(0.8)	32.6	(32.4)	0.2

Income (loss) before income taxes and minority interest	(445.4)	448.9	3.5	111.8	(32.4)	79.4
Income tax (expense) benefit	41.0	(44.5)	(3.5)	(39.6)	12.0	(27.6)

Income (loss) before minority interest	(404.4)	404.4	—	72.2	(20.4)	51.8
Minority interest, net of income tax (a)	9.2	(6.5)	2.7	(0.7)	—	(0.7)

Net income (loss)	(395.2)	397.9	2.7	71.5	(20.4)	51.1

Preferred dividends	(0.8)	—	(0.8)	(1.0)	—	(1.0)

Net income (loss) applicable to common
shareholders	$(396.0)	$397.9	$1.9	$70.5	$(20.4)	$50.1

Basic income (loss) per common share	$(5.21)	$5.23	$0.02	$0.93	$(0.27)	$0.66

Diluted income (loss) per common share	$(5.21)	$5.23	$0.02	$0.92	$(0.27)	$0.65

Weighted Average Shares
Basic	75,954		75,954	75,385		75,385
Diluted	75,954		77,852	76,602		76,602

(a)  Fourth quarter of 2008 includes non-cash impairment charges of $351.5 million and $77.6 million recorded in our Contract and Retail segments, respectively. The charges relate to impairment of goodwill, trade names and fixed assets and include a $103.8 million charge related to the finalization of the Company’s estimated impairment charge recorded in the second quarter of 2008. The charges in the Retail segment also include a $6.5 million minority interest impact reflecting our venture partner’s share of fixed asset impairment charges recorded at our Mexico joint venture. The cumulative effect of these items reduced net income by $385.5 million, or $5.07 per diluted share.

(b)  Fourth quarter of 2008 includes a $16.6 million charge for severance and the termination of certain store and site leases. These charges are recorded by segment in the following manner: Contract $6.9 million, Retail $5.4 million and Corporate $4.3 million. Together, these items reduced net income by $10.5 million, or $0.13 per diluted share.

(c)  Fourth quarter of 2008 includes $3.2 million related to the timber installment notes receivable due from Lehman (“installment notes”). Additional interest expense resuted when we stopped accruing interest income on the installment notes as of the last interest payment date (April 29, 2008), while continuing to accrue interest expense on the Lehman guaranteed securitization notes payable until the default date (October 29, 2008). The additional interest expense will only be paid if the corresponding interest income is recovered from Lehman on the installment notes, which we do not expect to occur. This item reduced net income by $1.9 million, or $0.03 per diluted share.

(d)  Fourth quarter of 2007 includes income of $32.4 million related to the additional consideration agreement with Boise Cascade L.L.C., which was terminated in the first quarter of 2008. This item increased net income by $20.4 million, or $0.27 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited)

(thousands, except per-share amounts)

	Year Ended
	December 27, 2008			December 29, 2007
	As		As	As		As
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted

Sales	$8,267.0	$—	$8,267.0	$9,082.0	$—	$9,082.0
Cost of goods sold and occupancy costs	6,212.6	—	6,212.6	6,771.7	—	6,771.7
Gross profit	2,054.4	—	2,054.4	2,310.3	—	2,310.3

Operating and other expenses:
Operating and selling expenses	1,555.6	—	1,555.6	1,633.6	—	1,633.6
General and administrative expenses	306.9	—	306.9	332.5	—	332.5
Goodwill and other asset impairments (a), (b)	2,100.2	(2,100.2)	—	—	—	—
Other operating, net (c)	27.9	(27.9)	—	—	—	—
Total operating and other expenses	3,990.6	(2,128.1)	1,862.5	1,966.1	—	1,966.1

Operating income (loss)	(1,936.2)	2,128.1	191.9	344.2	—	344.2

Other income (expense):
Interest expense (b)	(113.6)	20.4	(93.2)	(121.3)	—	(121.3)
Interest income	57.5	—	57.5	87.9	—	87.9
Other, net (d), (e)	19.9	(20.5)	(0.6)	26.7	(32.4)	(5.7)

Income (loss) before income taxes and minority interest	(1,972.4)	2,128.0	155.6	337.5	(32.4)	305.1
Income tax (expense) benefit	306.5	(359.8)	(53.3)	(125.2)	12.0	(113.2)

Income (loss) before minority interest	(1,665.9)	1,768.2	102.3	212.3	(20.4)	191.9
Minority interest, net of income tax (a), (f)	8.0	(6.5)	1.5	(4.9)	1.1	(3.8)

Net income (loss)	(1,657.9)	1,761.7	103.8	207.4	(19.3)	188.1

Preferred dividends	(3.7)	—	(3.7)	(4.0)	—	(4.0)

Net income (loss) applicable to common shareholders	$(1,661.6)	$1,761.7	$100.1	$203.4	$(19.3)	$184.1

Basic income (loss) per common share	$(21.90)	$23.22	$1.32	$2.70	$(0.25)	$2.45

Diluted income (loss) per common share	$(21.90)	$23.20	$1.30	$2.66	$(0.25)	$2.41

Weighted Average Shares
Basic	75,862		75,862	75,274		75,274
Diluted	75,862		77,150	76,374		76,374

(a)  In 2008, the Company recorded non-cash impairment charges of $815.5 million and $548.9 million in the Contract and Retail segments, respectively. The charges relate to impairment of goodwill, trade names and fixed assets and include a $6.5 million minority interest impact reflecting our venture partner’s share of fixed asset impairment charges recorded at our Mexico joint venture. The cumulative effect of these items reduced net income by $1,294.7 million, or $17.05 per diluted share.

(b)  In 2008, a $735.8 million non-cash impairment-related charge was recorded in the Corporate and Other segment related to the timber installment notes receivable due from Lehman (“installment notes”). In addition, we stopped accruing interest income on the installment notes as of the last interest payment date (April 29, 2008), while continuing to accrue interest expense on the Lehman guaranteed securitization notes payable until the default date (October 29, 2008). This resulted in $20.4 million of additional interest expense that will only be paid if the corresponding interest income is recovered from Lehman on the installment notes, which we do not expect to occur. The cumulative effect of these items was a reduction of net income by $462.0 million, or $6.08 per diluted share.

(c)  In 2008, $27.9 million of charges were recorded for severance and the termination of certain store and site leases. These charges are recorded by segment in the following manner: Contract $9.3 million, Retail $17.4 million and Corporate $1.2 million. The cumulative effect of these items was a reduction of net income by $17.5 million, or $0.23 per diluted share.

(d)  Other, net includes a $20.5 million unusual item related to the company’s investment in Boise Cascade, L.L.C., primarily from their sale of a majority interest in their paper and packaging and newsprint business completed during the first quarter of 2008. This item increased net income by $12.5 million, or $0.16 per diluted share.

(e)  Fourth quarter of 2007, includes income of $32.4 million related to the Boise Holdings additional consideration agreement terminated in early 2008. This item increased net income by $20.4 million, or $0.27 per diluted share.

(f)  First quarter of 2007 includes $1.1 million item related to the sale of OfficeMax’s Contract operations in Mexico to Grupo OfficeMax, our 51% owned joint venture. This item reduced net income by $1.1 million, or $0.01 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONTRACT SEGMENT STATEMENTS OF INCOME (LOSS)

(unaudited)

(thousands, except per-share amounts)

	Quarter Ended
	December 27,		December 29,
	2008		2007

Sales	$953.9	100.0%	$1,168.7	100.0%
Cost of goods sold and occupancy costs	747.8		914.8
Gross profit	206.1	21.6%	253.9	21.7%

Operating and other expenses:
Operating expenses (a)	183.5	19.3%	201.9	17.3%
Goodwill and other asset impairments	351.5	36.8%	—	0.0%
Other operating, net	6.9	0.7%	—	0.0%
Total operating and other expenses	541.9	56.8%	201.9	17.3%

Operating income (loss)	$(335.8)	-35.2%	$52.0	4.4%

Non-GAAP Reconciliation
Operating income (loss)	$(335.8)	-35.2%	$52.0	4.4%
Goodwill and other asset impairments	351.5	36.8%	—	0.0%
Other operating, net	6.9	0.7%	—	0.0%
Adjusted operating income (loss)	$22.6	2.3%	$52.0	4.4%

	Year Ended
	December 27,		December 29,
	2008		2007

Sales	$4,310.0	100.0%	$4,816.1	100.0%
Cost of goods sold and occupancy costs	3,361.9		3,765.2
Gross profit	948.1	22.0%	1,050.9	21.8%

Operating and other expenses:
Operating expenses (a)	780.8	18.1%	843.0	17.5%
Goodwill and other asset impairments	815.5	18.9%	—	0.0%
Other operating, net	9.3	0.2%	—	0.0%
Total operating and other expenses	1,605.6	37.2%	843.0	17.5%

Operating income (loss)	$(657.5)	-15.2%	$207.9	4.3%

Non-GAAP Reconciliation
Operating income (loss)	$(657.5)	-15.2%	$207.9	4.3%
Goodwill and other asset impairments	815.5	18.9%	—	0.0%
Other operating, net	9.3	0.2%	—	0.0%
Adjusted operating income (loss)	$167.3	3.9%	$207.9	4.3%

(a) Operating expenses includes operating and selling expenses as well as general and administrative expenses.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

RETAIL SEGMENT STATEMENTS OF INCOME (LOSS)

(unaudited)

(thousands, except per-share amounts)

	Quarter Ended
	December 27,		December 29,
	2008		2007

Sales	$929.2	100.0%	$1,029.3	100.0%
Cost of goods sold and occupancy costs	678.8		720.0
Gross profit	250.4	27.0%	309.3	30.0%

Operating and other expenses:
Operating expenses (a)	250.4	27.0%	270.2	26.2%
Goodwill and other asset impairments	77.6	8.3%	—	0.0%
Other operating, net	5.4	0.6%	—	0.0%
Total operating and other expenses	333.4	35.9%	270.2	26.2%

Operating income (loss)	$(83.0)	-8.9%	$39.1	3.8%

Non-GAAP Reconciliation
Operating income (loss)	$(83.0)	-8.9%	$39.1	3.8%
Goodwill and other asset impairments	77.6	8.3%	—	0.0%
Other operating, net	5.4	0.6%	—	0.0%
Adjusted operating income (loss)	$0.0	0.0%	$39.1	3.8%

	Year Ended
	December 27,		December 29,
	2008		2007

Sales	$3,957.0	100.0%	$4,265.9	100.0%
Cost of goods sold and occupancy costs	2,850.7		3,006.4
Gross profit	1,106.3	28.0%	1,259.5	29.5%

Operating and other expenses:
Operating expenses (a)	1,045.1	26.5%	1,085.8	25.4%
Goodwill and other asset impairments	548.9	13.9%	—	0.0%
Other operating, net	17.4	0.4%	—	0.0%
Total operating and other expenses	1,611.4	40.8%	1,085.8	25.4%

Operating income (loss)	$(505.1)	-12.8%	$173.7	4.1%

Non-GAAP Reconciliation
Operating income (loss)	$(505.1)	-12.8%	$173.7	4.1%
Goodwill and other asset impairments	548.9	13.9%	—	0.0%
Other operating, net	17.4	0.4%	—	0.0%
Adjusted operating income (loss)	$61.2	1.5%	$173.7	4.1%

(a) Operating expenses includes operating and selling expenses as well as general and administrative expenses.

Reconciliation of non-GAAP Measures to GAAP Measures

We evaluate our results of operations before certain impairment items, and other charges primarily related to field/corporate reductions in force and certain store and site leases, as they are not indicative of our core operating activities.  We believe our presentation of financial measures before, or excluding, these items, which are non-GAAP measures, enhances our investors’ overall understanding of our recurring operational performance and provides useful information to both investors and management to evaluate the ongoing operations and prospects of OfficeMax by providing better comparisons.  Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain impairment items and other charges as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure.  Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.  In the preceding tables, we reconcile our financial measures before certain impairment items and other charges to our reported GAAP financial results for the fourth quarter and full year of both 2008 and 2007.

Although we believe the non-GAAP financial measures enhance an investor’s understanding of our performance, our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  The non-GAAP financial measures we use may not be consistent with the presentation of similar companies in our industry.  However, we present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what we believe to be our ongoing business operations.